Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit 10.6

SERVICE AGREEMENT

All Service Levels

THIS SERVICE AGREEMENT (this “Agreement”) is made and entered into as of the 14th of May, 2018, (the “Effective Date”), by and between Aldevron, LLC, a North Dakota Limited Liability Company, located at 4837 Amber Valley Parkway, Fargo, ND, 58104 with manufacturing facilities for GMP-SourceTM and GMP services at 3233 15th Street South, Fargo, ND 58104, USA and 4055 41st Ave S, Fargo, ND 58104 (“ALDEVRON”), and Freeline Therapeutics Limited, a company incorporated in England, UK (Company No. 09500073), located at Stevenage Bioscience Catalyst, Gunnels Wood Road, Stevenage, Herts, SG1 2FX, United Kingdom and its affiliates (“CLIENT”).

RECITALS

WHEREAS, ALDEVRON is in the business of developing, marketing, and selling plasmid, protein, recombinant viral vectors, and antibody related products and services;

WHEREAS, ALDEVRON AND CLIENT have previously entered into a Mutual Confidential Disclosure Agreement dated 18 July 2017; and

WHEREAS, CLIENT is in the business of drug development and wishes to engage ALDEVRON to support CLIENT’s development with the production and storage of plasmid (plasmid cell banks) for the CLIENTS use with their manufacture of therapeutic products owned by CLIENT using an rAAV vector; and

WHEREAS, CLIENT desires to purchase products and/or services from ALDEVRON, and ALDEVRON desires to supply products and/or services to CLIENT according to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, ALDEVRON and CLIENT hereby agree as follows:

1.	Definitions.

1.1

“Attachments” shall mean Quality Agreements, pricing agreements, or other forms specific to the Services or Products ordered, in each case as agreed and executed by the parties and referred to and incorporated into the relevant Order.

1.2	“Client Materials” shall mean all materials provided by the CLIENT including Starting Material (as defined in Section 4.4).

1.3	“Order” shall have the meaning given in Section 2.3.

1.4	“Product(s)” shall mean those plasmid(s), plasmid cell banks, protein(s), recombinant viral vector(s), and antibody related product(s) ordered by the CLIENT, as described in the relevant Order.

1.5

“Quality Agreement” shall mean the written agreement for Quality requirements available with Aldevron’s GMP-Source or GMP service levels, as agreed and executed by the parties and referred to and incorporated into the relevant Order.

1.6

“Specification” shall mean the written specification as set out in the relevant Order for Services and/or Products requested by CLIENT, which may or may not include cell bank, bulk material, shipping, storage, or final fill services.

2.	Supply.

2.1

Services. ALDEVRON will provide to CLIENT, and CLIENT will purchase from ALDEVRON, the services as described in one or more Orders entered into by the parties in accordance with Section 2.3 (the “Services”).

2.2

Supply of Product(s). ALDEVRON shall manufacture in accordance with the Specifications, and supply and deliver exclusively to CLIENT the Product(s) in accordance with the relevant Order and the terms and conditions set forth in this Agreement. Any minimum or other purchase obligations applicable under this Agreement are identified in the relevant Order incorporated herein by reference.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

2.3

Orders. To place an order, CLIENT shall deliver to ALDEVRON either (a) a CLIENT Purchase Order referencing a valid ALDEVRON Quote or (b) a mutually signed and accepted Statement of Work (each an “Order”). Each CLIENT Purchase Order referencing a valid ALDEVRON Quote shall be deemed accepted by ALDEVRON upon receipt, subject to the terms and conditions of this Agreement. Each Order issued under this Agreement shall be governed by and deemed to incorporate the terms and conditions of this Agreement. To the extent of any conflict or inconsistency between the terms and conditions of an Order and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control. Each Order issued under this Agreement shall refer to and be deemed to incorporate any relevant Attachments. To the extent of any conflict or inconsistency between the terms and conditions of an Order and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control; provided however that in the case of any conflict between this Agreement and an applicable Quality Agreement, the Quality Agreement will govern in matters of quality and this Agreement will govern in matters of business, financial or legal nature. Orders are intended to describe, among other things, the Products and/or Services to be provided, the scope and specifications for such Products and/or Services, timelines, any specific Client Materials to be provided by CLIENT to ALDEVRON, deliverables to be provided by ALDEVRON to CLIENT, reporting requirements, fees and charges, and any assumptions which govern the provision of the Products or Services.

2.4

Manufacture. ALDEVRON shall perform Services for CLIENT in accordance with (a) this Agreement, (b) the relevant Order and Specification and (c) ALDEVRON’s standard operating procedures for Research Grade and GMP-Source or GMP service levels as applicable and as defined in any applicable Quality Agreement.

2.5

Notification. In the event that a research grade production event fails to provide adequate quantity or quality of Product, ALDEVRON will contact the CLIENT; if at the GMP-Source or GMP service level CLIENT will be contacted in accordance with the applicable Quality Agreement.

2.6

Shipping and Delivery. CLIENT acknowledges that final shipping costs may vary from the estimate and additional reasonable shipping charges may apply. Unless otherwise agreed to by the parties, ALDEVRON shall deliver the Products using ALDEVRON’s standard methods for packaging and shipping Products. Product shall be delivered to CLIENT on an ex-works basis from the Facility (Incoterms 2000) along with the relevant Certificate of Analysis. [Time for delivery of Product is of the essence.] Save in the event of a delay in delivery attributable to force majeure (as defined in Section 19 below), ALDEVRON shall use its best endeavours to deliver Product to the locations and at the time specified in the applicable Order, and shall promptly notify CLIENT in the event of any anticipated delay in delivery.

2.7	Testing. Unless otherwise requested, ALDEVRON shall test the Products to ensure compliance with the Specifications and will provide a Certificate of Analysis with the results of testing performed.

2.8

Acceptance. CLIENT shall have a period of twenty (20) days from the date of its receipt of shipment of finished Product to inspect the Certificate of Analysis and reject the corresponding shipment of Product for nonconformity with the Specifications. If CLIENT rejects such shipment, it shall promptly so notify ALDEVRON and the provisions of Section 6 below shall apply.

2.9

Latent Defects. If after accepting a shipment of finished product, CLIENT subsequently discovers latent material defects (including without limitation, nonconformance to the Specifications) not reasonably discoverable during the acceptance period set forth in Section 2.8 above, but no later than 90 days after receipt, CLIENT may revoke its acceptance of such shipment of product by giving written notice and disclosing the nature of any defects to ALDEVRON. In such event, such product shall be considered a nonconforming product to the extent latent material defects in fact are present, and the provisions of Section 6 shall apply.

2.10

Modifications. From time to time during the Term, either party may propose modifications to the Specifications, including, without limitation, modifications that may enhance the Product(s) performance, safety and reliability, or that may make it easier or more economical to manufacture the Product(s), or that otherwise may be an improvement thereof. Such proposals shall be made in writing describing the modification in reasonable detail.

2.10.1	Any such proposal by ALDEVRON shall also include a written estimate of the resulting change in the price, if any, for the Product(s) affected by such modification.

2.10.2

If ALDEVRON receives a proposal from CLIENT to modify the Specifications, ALDEVRON shall promptly provide CLIENT with a written estimate of the resulting change in the price, if any, for the Product(s) affected by such modification. ALDEVRON agrees to consider all proposals from CLIENT to modify the Specifications in good faith and to use its commercially reasonable efforts to accommodate each such request.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

2.10.3

Any amendment of, or addendum to, the Specifications, and any other change to any provision of this Agreement or any exhibit attached hereto resulting from such modification to the Specifications shall be effective once agreed to in writing by an authorized representative of ALDEVRON and CLIENT prior to being implemented; provided, however that ALDEVRON shall not unreasonably withhold approval of any modification in the Specifications requested by CLIENT.

2.10.4

The Quality Agreement Change Control process (as set out in the applicable Quality Agreement) will be adhered to for approval prior to the implementation of changes governed by an applicable Quality Agreement.

2.11

Records. For GMP-Source and GMP service levels, ALDEVRON shall maintain complete and accurate records of the progress of the Services and production of the Products (“Records”) and shall store such Records per Section 2.11 or in accordance with the applicable Quality Agreement. ALDEVRON shall use commercially reasonably efforts to ensure that (i) data and records created in the performance of Services hereunder are being generated using sound scientific techniques and processes; (ii) data created in the performance of Services hereunder is being contemporaneously recorded in accordance with good scientific practices; and (iii) data created in the performance of Services hereunder is being analyzed appropriately without bias in accordance with good scientific practices. Upon fourteen (14) days’ notice, ALDEVRON shall make these records available at to CLIENT or its designee, or any relevant regulator for the purposes of assessing compliance with the terms of this Agreement.

2.12

Storage. ALDEVRON shall store (on CLIENT’s behalf) at its facility where the Services are performed or the Product is produced (the “Facility”) any GMP-Source and GMP service level Product for a maximum period of twelve (12) months from the date such Products are ready for delivery. ALDEVRON shall store Records for a period of two (2) years from the date such Products are ready for delivery. CLIENT shall arrange for any storage of Products or Records beyond the periods described above or shall promptly collect the same from the Facility at CLIENT’s expense. No less than five (5) weeks prior to a storage expiration date, ALDEVRON shall notify CLIENT to arrange for continued storage at CLIENT’s expense or make arrangements for the collection of the Products or Records. If at the end of the relevant storage period (or such longer time as may otherwise be agreed between the parties), the Product and/or Records have not been collected by CLIENT, ALDEVRON shall notify CLIENT of the outstanding collection and ALDEVRON shall be entitled to destroy such Product and Records sixty (60) days after such notice.

2.13

Audit. CLIENT (or CLIENT’s nominee) shall have the right to audit ALDEVRON’s facilities used in the performance of the Services and/or production of the Product under this Agreement or its processes used or relevant to the performance of the Services and/or production of the Product under this Agreement in accordance with the applicable Quality Agreement.

2.14

Additional Services. ALDEVRON may provide, from time to time, services for CLIENT that include, but are not limited to, project management and the management of third party vendors on behalf of CLIENT. Such work will be described by a mutually signed and accepted Statement of Work in accordance with Section 2.3.

3.	Pricing and Payment.

3.1	Payment Details. Account details will appear on the CLIENT invoice. Payments can be mailed to the main address.

3.2

Payment Terms. ALDEVRON may issue invoices to CLIENT in the amounts and at the times set out in the applicable Order. Each such invoice shall be accompanied by details of the Products and/or Services to which it relates. Payment terms are Net Thirty (30) days from receipt of invoice; provided that if any portion of an invoice is disputed, then CLIENT shall pay the undisputed amounts and provide written notice of the disputed amounts and details of the dispute to ALDEVRON, and the parties shall negotiate in good faith with a view to resolving such dispute and the disputed amount shall not become due until resolution of the dispute. All prices are in US dollars. CLIENT is responsible for wire fees. Checks must be drawn on a US bank.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

3.3

Pricing. The price payable by CLIENT to ALDEVRON for each Product(s) and any other Services purchased during the Term is as set forth in the applicable Order. Additional reasonable shipping charges apply. Final shipping costs may vary from estimate.

3.4

International Orders and Taxes. Prices do not, and will not, include any governmental taxes (including, without limitation, sales, use, excise, withholding, consumption or other VAT), or duties imposed by governmental authorities that are applicable to the import or purchase of the Product(s), and CLIENT shall bear all such taxes and duties.

4.	Confidentiality.

4.1

Restrictions on Use and Disclosure of Confidential Information. Any Confidential Information (as defined below) of a party disclosed to the other party shall: (i) be maintained by the receiving party in strict confidence using at least the same degree of care such party would use to protect its own Confidential Information (but in any event, using no less than a reasonable degree of care); (ii) not be disclosed, directly or indirectly, to any third party without the prior written consent of the other party; and (iii) not be used for any purpose other than, in the case of ALDEVRON as receiving party, performing its obligations under this Agreement, or in the case of CLIENT as receiving party, enjoying its rights under this Agreement; provided, however, that the parties may disclose Confidential Information to their respective employees, directors, advisors, consultants, affiliates and approved vendors reasonably requiring access to such information for the purposes of performing such party’s obligations under this Agreement (and in the case of CLIENT as receiving party, enjoying its rights under this Agreement), so long as, prior to such disclosure, each such person: (a) is advised of his/her obligation under this Section 4.1; and (b) shall have entered into a written agreement with confidential disclosure restrictions, which are at least as restrictive as those restrictions contained in this Section. Each party shall be responsible for any breach of the terms and restrictions of this Section by its representatives.

4.2

Definition of Confidential Information. “Confidential Information,” means all confidential, non-public or proprietary information that is disclosed or made available by one party to the other party in connection with this Agreement. All Confidential Information shall as far as possible be identified as confidential at the time of disclosure. Confidential Information may include, without limitation, any inventions, discoveries, improvements, developments, ideas, know-how, trade secrets, technical and non-technical data, specifications, formulae, compounds, formulations, assays, methods, processes, techniques, practices, procedures, manufacturing techniques, designs, works of authorship, trade names, logos and other intellectual property, whether or not patentable or protectable by copyright or trademark, business and product plans, research and development plans or results, and sales, marketing, financial and pricing information, in each case, whether disclosed or made available in visual, oral, written, electronic, graphic or any other form, including in the form of samples. Confidential Information includes all copies, reproductions, notes and repositories thereof or based thereon, whether in written, electronic, graphic or any other form, including in the form of samples. Confidential Information shall not include any information that:

a.	at the time of disclosure is/was generally available to the public; or

b.	after disclosure becomes generally available to the public, except through breach of this Agreement by the receiving party or any person to whom the receiving party disclosed it; or

c.

is/was already possessed by the receiving party, as evidenced by its written records, predating receipt thereof from the disclosing party, so long as the receiving party did not receive such information directly or indirectly from a third party under an obligation of confidentiality to the disclosing party; or

d.	is/was independently developed by or on behalf of the receiving party, as evidenced by written records, without direct or indirect use of any Confidential Information of the disclosing party.

e.	is disclosed to the receiving party in good faith by a third party who has an independent right to such subject matter and information.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

The obligations of non-disclosure and non-use set forth shall not apply to the extent disclosure of Confidential Information is required by law; provided, however, that receiving party shall (to the extent it is legally permitted to do so) promptly provide the disclosing party with written notice of such legal requirement and shall cooperate with the disclosing party to seek and obtain a protective order or other appropriate remedy prior to the disclosure of such Confidential Information.

4.3

Return of Confidential Information. All Confidential Information shall be promptly returned or destroyed upon request. Copies and reproductions of the other party’s Confidential Information (in whatever form, including information stored on readable media) shall upon the written request of the other party, be destroyed. Notwithstanding the foregoing provisions of this Section, each party shall be entitled to retain one (1) copy of the other party’s Confidential Information, subject to the obligations of non-disclosure and non-use set forth in this Section 4, for the sole purpose of administering its rights and obligations under this Agreement. Either party shall not be required to destroy or return Confidential Information of the other party which is securely stored in automated electronic backups. ALDEVRON shall not be required to return Confidential Information contained within ALDEVRON’s batch records and/or laboratory notebooks (although for clarity the confidentiality obligations set out in this agreement shall continue to apply to such retained Confidential Information).

4.4

Client Materials. Client Materials shall be used by ALDEVRON solely to provide Services under this Agreement. ALDEVRON shall not reverse engineer, disassemble or decompile any Client Materials. Title to all Client Materials shall remain with CLIENT. ALDEVRON shall provide safe and secure storage conditions for Client Materials and shall use reasonable care and precautions to protect Client Materials from loss, damage, or contamination. Unless ALDEVRON is requested to store in accordance with Section 2.11, Client Material may be destroyed by ALDEVRON. “Excess Material” means Products generated above ordered deliverable quantities. At CLIENT’s request, ALDEVRON shall store, deliver or dispose of Excess Material in accordance with Section 2.11 (additional fees may apply). “Starting Material” means any tangible materials (including starting material, reference material or samples) provided to ALDEVRON by CLIENT hereunder and may be consumed in its entirety in the provision of the Services. Starting Materials and Excess Material shall be treated as CLIENT’s Confidential Information.

5.	Limited Warranty.

5.1

Performance. ALDEVRON warrants that its Products and Services shall be performed in a good and workmanlike manner in accordance with its standard operating procedures and according to the terms of the relevant Order and this Agreement, in accordance with all applicable laws, regulations and guidelines of relevant governing bodies. ALDEVRON warrants that to its knowledge at the time of the Service, the Service for manufacture of Products does not infringe or misappropriate any Third Party patent or trade secret, and that no claims or actions of infringement or misappropriation have been made, brought or threatened by such Third Party and that it has all the necessary consent and licenses necessary in order to perform the Services. ALDEVRON shall perform the Services in accordance with the timelines set out in the applicable Order or if no timetable is specified, within a reasonable time.

5.2

Specifications. ALDEVRON warrants that its Products and Services conform to the applicable Specifications. ALDEVRON further warrants that it will issue an accurate and complete Certificate of Analysis to CLIENT with each delivery of Product(s). “Certificate of Analysis” means a certificate issued by ALDEVRON that confirms that an individual batch of Product meets the applicable Specifications and which shall contain the results obtained from testing performed as part of quality control of an individual batch of Product.

5.3

Results. CLIENT understands that ALDEVRON cannot guarantee that all Client Materials will be capable of amplification. ALDEVRON will use reasonable means to reproduce the Client Material. CLIENT understands that ALDEVRON cannot guarantee results and in some cases CLIENT will incur charges regardless of actual results. ALDEVRON’s limited warranty is contingent upon complete and accurate information being submitted by the CLIENT as well as material submitted by the CLIENT that is not damaged, defective, or otherwise flawed.

5.4

Debarment. ALDEVRON hereby represents and warrants that neither it, nor any of its employees, agents or contractors who will participate in the performance of the services hereunder or in any other work to be performed for or on behalf of CLIENT, have been, are currently, or are the subject of a proceeding that could lead to their or their employees or agents becoming a debarred individual or debarred entity.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

6.

Exclusive Remedy. In the event of a breach of warranty set forth in Section 5 or notification of defective Product pursuant to Sections 2.8 and 2.9, ALDEVRON shall, at its option and expense, promptly correct such breach without charge to CLIENT either by (1) a rework or reprocess of the non-conforming Product or re-performance of the non-conforming Service, provided that any such rework or reprocess or re-performance conforms to the Specification or (2) the manufacture of a new batch of the non-conforming Product. If ALDEVRON is unable to correct any such breach, then CLIENT shall be entitled to a full credit for the non-conforming Product or Service. In the case of non-conforming Product, the foregoing remedies shall be available to CLIENT, provided that the CLIENT notifies ALDEVRON of the breach within 20 days of Product receipt or within 90 days of Product receipt for latent defects.

7.

Claims and Returns. ALDEVRON will not accept returned Products without prior authorization. To obtain return goods authorization or return manufacture authorization, please contact your ALDEVRON Client Relations representative.

8.	Disclaimer of Warranties and Limitation of Remedies.

EXCEPT TO THE EXTENT EXPRESSLY PROVIDED HEREIN, THE PRODUCTS AND ALDEVRON’S SERVICES ARE PROVIDED TO CLIENT “AS IS” WITHOUT ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED AND WITHOUT ANY REPRESENTATION OR WARRANTY THAT THE USE OF THE PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHT OF ANY PARTY.

To the maximum extent permitted by law, (a) in no event shall either party be liable to the other party for any special, incidental or consequential damages, which may arise from or in connection with this Agreement or the use, handling or storage of the Products, and (b) each party’s total liability under or in relation to this Agreement shall be limited to the amount paid and due to be paid by CLIENT to ALDEVRON under this Agreement.

9.	Indemnification.

9.1

Subject to Sections 8 and 9.2, CLIENT agrees to indemnify ALDEVRON, its officers, directors, employees, affiliates, and agents (“ALDEVRON Indemnitees”) against any claim, damage, or liability of any kind (including, but not limited to, any reasonable attorneys’ fees, legal costs and expenses) suffered or incurred by an ALDEVRON Indemnitee in connection with any third party claim, demand, action or suit brought against an ALDEVRON Indemnitee arising out of: (i) the Client Materials or other samples sent to ALDEVRON by the CLIENT infringing any Intellectual Property Rights (as defined in Section 14.1 below) of any third party; (ii) a breach of any representation or covenant of CLIENT under this Agreement; or (iii) any other claim connected with any use, handling, or storage of the Products by CLIENT, except to the extent such occurrence arises from the breach of this Agreement by an ALDEVRON Indemnitee or the gross negligence or willful misconduct on the part of an ALDEVRON Indemnitee.

9.2

Subject to Sections 8 and 9.2, ALDEVRON agrees to indemnify CLIENT, its officers, directors, employees, affiliates, and agents (“CLIENT Indemnitees”) against any claim, damage, or liability of any kind (including, but not limited to, any reasonable attorneys’ fees, legal costs and expenses) suffered or incurred by a CLIENT Indemnitee in connection with any third party claim, demand, action or suit brought against a CLIENT Indemnitee arising out of: (i) the infringement by an ALDEVRON Indemnitee of the Intellectual Property Rights (as defined in Section 14.1 below) of any third party in the course of performance of the Services, except to the extent that such infringement arises specifically from the use of the Client Materials in accordance with this Agreement; or (ii) a breach of any representation or covenant of ALDEVRON under this Agreement, including the death or personal injury of any third party arising out of a breach of this Agreement by an ALDEVRON Indemnitee or the negligence or wrongful act of an ALDEVRON Indemnitee; except to the extent such occurrence arises from the breach of this Agreement by a CLIENT Indemnitee or the gross negligence or willful misconduct on the part of a CLIENT Indemnitee.

9.3

Where a person (the “Indemnified Party”) seeks indemnification from the other party (the “Indemnifying Party”) under this Agreement, the Indemnified Party shall provide prompt written notice to the Indemnifying Party of the assertion or commencement of any such third party claim, demand, action or suit. The Indemnifying Party shall have the right to assume the defense and/or settlement of the same and shall not be liable for any settlement made by the Indemnified Party without the Indemnifying Party’s consent, provided that the Indemnifying Party may not use any defense or agree to any settlement that would materially prejudice the Indemnified Party. The Indemnified Party shall: (a) promptly provide all assistance and information reasonably required by the

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Indemnifying Party; (b) not make any admission of liability, conclude any agreement or make any compromise with any person in relation to such claim, demand, action or suit without the prior written consent of the Indemnifying Party; and (c) have the right to participate in (but not control) the defence of the claim, demand, action or suit and to retain its own counsel in connection with such claim at its own expense.

10.

Outsourcing. ALDEVRON may not sub-contract the performance of any part of the Services to any Affiliate or third party unless (a) the Order provides that such Services may be sub-contracted to such sub-contractor or (b) CLIENT has given its prior written consent (which may be withheld at the sole discretion of CLIENT). ALDEVRON provides only essential information to vendors and will protect CLIENT confidentiality as per Section 4 Confidentiality. For GMP- Source and GMP service levels, ALDEVRON shall utilize an approved vendor system that is managed by ALDEVRON’s Quality System. ALDEVRON shall remain liable for the full and proper performance of all of its obligations under this Agreement and shall be responsible for the oversight of all permitted subcontractors and for any acts and omissions of any permitted subcontractor that would, if effected by ALDEVRON, constitute a breach of this Agreement.

11.

Compliance with Laws and Regulations. ALDEVRON certifies that to the best of its knowledge: the Products are produced in compliance with all applicable federal, state, and local statutes, rules, regulations, and ordinances at the time of order.

12.

Authorized Uses. CLIENT represents and warrants to ALDEVRON that: CLIENT will properly test, use, and, to the extent authorized, manufacture and market any Products purchased from ALDEVRON and any final articles made from them in accordance with and in compliance with all applicable federal, state, and local statutes, rules, regulations, ordinances, and orders.

13.

Governing Law. This Agreement shall be governed and construed in accordance with the procedural and substantive laws of the state of New York. Any litigation, disputes, claims or proceedings between the Parties arising under this Agreement or in relation to any Services or products provided by ALDEVRON to CLIENT pursuant hereto shall be subject to the non-exclusive jurisdiction of the courts of the state of New York, and the parties expressly waive any objections as to venue in any such courts.

14.	Intellectual Property.

14.1

Intellectual Property. For purposes of this Agreement, the term “Intellectual Property Rights” means any and all rights, titles and interests, whether foreign or domestic, in and to any and all trade secrets, patents, copyrights, service marks, trademarks, know-how or similar intellectual property rights and similar rights of any type under the laws or regulations of any governmental, regulatory, or judicial authority, whether foreign or domestic.

14.2

CLIENT Property. ALDEVRON hereby assigns to CLIENT all right, title, and interest in all concepts, inventions and improvements, whether or not copyrightable or patentable, relating to the Products, samples and test articles provided hereunder and/or discovered as a result of performing Services for CLIENT under the Agreement (collectively, the “Inventions”). ALDEVRON agrees, upon CLIENT’s request and at CLIENT’s expense, to do all things reasonably necessary to obtain patents or copyrights on any Inventions discovered exclusively as a result of performing CLIENT’s Services and to execute any documents necessary to formalize the afore-mentioned assignments.

14.3

ALDEVRON Property. Notwithstanding the foregoing, CLIENT acknowledges that ALDEVRON possesses certain inventions, processes, know-how, trade secrets, other intellectual property and assets, including but not limited to, [**] which have been independently developed by ALDEVRON (collectively, the “Aldevron Property”). CLIENT and ALDEVRON agree that any ALDEVRON Property, or improvements thereto which are used, improved, modified or developed by ALDEVRON under or during the term of this Agreement, and which do not require the use of any CLIENT Material or CLIENT Confidential Information are the product of ALDEVRON’s technical expertise possessed, developed by ALDEVRON prior to or during the performance of this Agreement and are the sole and exclusive property of ALDEVRON. If and to the extent that CLIENT needs a license under any Intellectual Property Rights owned or controlled by ALDEVRON in order to exploit the Products and/or results of the Services, ALDEVRON hereby grants to CLIENT a non-exclusive, fully paid-up, perpetual, irrevocable, transferable, worldwide license (with the right to sub-license through multiple tiers) under such Intellectual Property Rights solely for the purpose of exploiting the Products and/or results of the Services.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

14.4

Do Not Incorporate. The receiving party shall not embody any of the Confidential Information of the disclosing party in any of the receiving party’s products, processes or services, or duplicate or exploit any of such Confidential Information in the receiving party’s business, or file any patent application, utility model or design application based upon, derived from any Confidential Information of the disclosing party or otherwise use any of the Confidential Information for any purpose other than for the permitted purpose of this Agreement.

14.5	Freedom to Operate. CLIENT and ALDEVRON are free to develop products independently without the use of the other’s Confidential Information.

15.	Term & Termination.

15.1

Agreement Term. The term of this Agreement shall commence upon the Effective Date and shall, unless earlier terminated with at least ninety (90) days written notice, continue until the fifth (5) anniversary of the Effective Date, and shall automatically extend for additional one (1) year periods unless either party has given at least ninety (90) days written notice of its desire to terminate this Agreement. Provided that, unless otherwise provided in such notice, termination of the Agreement shall not result in termination of any uncompleted work, which shall continue under all terms of this Agreement until completion or termination. CLIENT shall pay for Product or Services ordered by CLIENT and properly provided by ALDEVRON pursuant to this Agreement prior to the effective date of termination in accordance with Section 3.

15.2	Termination for Breach or Insolvency. This Agreement may be terminated immediately by either party by written notice to the other party upon:

15.2.5

the material breach of this Agreement by the other party and the failure of such other party to cure such breach within thirty (30) days of receipt of the non-breaching party’s written notice of such breach; or

15.2.6

in the event that (i) the other party becomes insolvent or unable to pay its debts as and when they become due; or (ii) a petition is advertised an order is made or a resolution is passed or an order being made for: (a) for the winding up of the other party or (b) to appoint a liquidator, administrator, administrative receiver, receiver, or trustee, or any of the same are appointed in respect of or in connection with the liquidation, administration or dissolution of the other party or the whole or any part of the other party’s assets or business; or (iii) the other party makes or proposes to make any composition or enters or proposes to enter into any other arrangements with or for the benefit of its creditors; or (iv) the other party ceases to continue its business or a substantial part of it or threatens to cease to continue its business or a substantial part of it; or (v) the other party takes or suffers any similar or analogous action in any jurisdiction. Each party shall immediately notify the other party in writing in the event that any of the foregoing events occur with respect to such party.

15.3

Confidentiality Term. All Confidential Information shall be held confidential by the receiving party for seven (7) years from the date of expiry or termination of this Agreement (“Expiration”), provided, that with respect to trade secrets, such period shall be extended for so long as such trade secrets remain protected as such under applicable laws.

15.4

Other. Furthermore, any term or provision of this Agreement that by its nature is intended to survive termination hereof will so survive and apply, including without limitation Section 14. All terms and provisions of this Agreement shall be binding on the parties and their respective successors and permitted assigns.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

16.	Miscellaneous

16.1

Notices. All notices hereunder shall be in writing and sent to the address below (i) personally; (ii) by registered or certified mail, postage prepaid, return receipt request; (iii) by overnight courier service; or (iv) by electronic copy with delivery confirmation from recipient; to the following recipients at the addresses of the respective parties:

ALDEVRON	CLIENT

Aldevron	Freeline Therapeutics Ltd
4837 Amber Valley Parkway	Stevenage Bioscience Catalyst,
Fargo, ND 58104	Gunnels Wood Road, Stevenage, Herts, SG1 2FX
Attn: Contracts	Attention [**]
e-mail: [**]	e-mail: [**]
copy to: [**]	copy to: [**]
e-mail: [**]	e-mail: [**]

Notices shall be effective upon receipt if personally delivered, on the fifth business day following the date of mailing if mailed, and upon receipt if sent by overnight courier service, or if sent by email, at 9.00 am on the next business day after transmission. A party may change its address listed above by written notice to the other party. The parties agree that any signature delivered by email or facsimile transmission shall have the same force and effect as an original signature.

16.2

Headings. The headings of the sections and subsections of this Agreement are intended solely for convenience and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

16.3

Severability. In case any one or more of the provisions of this Agreement shall be held by a court with proper jurisdiction to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

16.4

Waiver; Modification of Agreement. No waiver, amendment or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties hereto. No modification to this Agreement shall be affected by the acknowledgment or acceptance of any purchase order, invoice or similar documents containing terms or conditions at variance with or in addition to those set forth herein. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

16.5

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same Agreement. Facsimile signatures of any original document shall be considered the same as delivery of an original. Electronic signatures provided via an agreed upon electronic signature service shall be considered the same as delivery of a signed original.

16.6

Contract Interpretation. Ambiguities, inconsistencies or conflicts in this Agreement will not be strictly construed against either party, including the party regarded as the original drafter, but will be resolved by applying the most reasonable consideration to the parties’ intentions at the time of this Agreement is entered into and common practice in the industry.

17.

Independent Parties. Nothing in this Agreement, quotes, or other documentation shall be construed as to create any relationship between ALDEVRON and CLIENT other than that of independent contracting parties. Neither party shall have any right, power, or authority to assume create or incur any expense, liability, or obligation, express or implied, on behalf of the other.

18.

Mutual Insurance. Each party shall procure and maintain in force for itself and its staff, professional liability coverage with policy limits of [**] per occurrence and [**] annual aggregate and general liability coverage with policy limits of [**] per occurrence and [**] annual aggregate. Such coverage shall be self-insured or underwritten by a reputable insurance organization authorized to do business in the state of each party’s principal place of business. Upon request, each party will provide proof of its liability coverage to the other party.

19.

Force Majeure. Neither party shall be liable or deemed to be in default for any delays due to causes beyond the reasonable control of the affected party such as war, civil disorders, acts of God, or governmental action (including regulatory restrictions or actions or regulatory agencies) not directly related to this Agreement, provided that the affected party promptly notifies the other of the causes and its effects on its performance under this Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

20.

Assignment. Neither party shall have the right to assign its rights or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party; provided that CLIENT may, after having given prior written notice to ALDEVRON, assign all its rights and obligations under this Agreement to any person to which it transfers all or substantially all of its assets or business to which this Agreement relates. This Agreement shall not be extended to any other business or service.

21.

Entire Agreement. This Agreement including the applicable Orders embodies the entire understanding of ALDEVRON and CLIENT in relation to its subject matter and there are no promises, terms, conditions or obligations, oral or written, expressed or implied, other than those contained in the Agreement, in relation to such subject matter. The terms of the Agreement shall supersede all previous agreements (if any) which may exist or have existed between ALDEVRON and CLIENT relating to the Services. The parties acknowledge that they have entered into a Mutual Confidential Disclosure Agreement dated 18 July 2017 (the “CDA”) under which Confidential Information (as defined in the CDA) has been disclosed (the “Existing Information”). The parties agree that: (i) for the term of this Agreement, the Existing Information be deemed to be Confidential Information of the relevant party under this Agreement; (ii) the terms of this Agreement rather than the terms of the CDA shall govern the use of such information; and all information disclosed by the parties during the term of this Agreement shall be governed by this Agreement and shall not be governed by such Confidentiality Agreement. The Agreement may only be modified by a written agreement signed by duly authorized representatives of the parties.

[Signature follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

ALDEVRON	FREELINE THERAPEUTICS LIMITED

Signature:	Signature:

Name:	[**]	Name:	[**]
Title:	Director	Title:	CEO
Date:	May 15, 2018	Date:	May 17, 2018